Exhibit 10.98

CERTIFICATE AMENDMENT NO. 1

TO BE ATTACHED TO THE CERTIFICATE FOR GROUP POLICY NO: 05-000199

ISSUED TO:	US Bank, as Trustee of Jefferson Pilot Financial Insurance Company’s Medical Expense
Reimbursement Insurance Trust

FOR CERTIFICATES DELIVERED IN CALIFORNIA

A. Under Part IV - POLICY TERMINATION, the following is added to the POLICY TERMINATION section.

The Participating Employers must:

(1)	promptly mail a copy of the policy termination notice to each Insured Person along with information on any continuation rights; and

(2)	provide the Company with proof of the mailing and the mailing date.

B. Under Part VI - MEDICAL EXPENSE REIMBURSEMENT INSURANCE, the following items are added to the COVERED MEDICAL EXPENSES section as allowable medical care or expense, subject to the Per Occurrence Limit and Maximum Medical Benefit:

(7)	sterilization procedures, infertility treatments (including in vitro fertilization), and management of pregnancy and childbirth including:

(a)	prenatal diagnosis of fetal disorders in high risk pregnancy; and

(b)	perinatal services of a certified nurse midwife or a licensed nurse practitioner;

(8)	cervical cancer, osteoporosis and mammography screening tests; and prosthetics or reconstructive surgery after a medically necessary mastectomy (including surgery to restore symmetry);

(9)	preventive health care for covered children (including immunizations and screening for bad blood levels);

(10)	treatment of substance abuse, mental disorders and organic brain disorders, including:

(a)	schizophrenia and schizo-affective disorders;

(b)	bipolar and delusional depression; and

(c)	pervasive developmental disorders;

(11)	home health care services, under a plan established and approved by a physician;

(12)	acupuncture;

(13)	telemedicine services:

(a)	including health care delivery, diagnosis treatment, medical data transfer and education using interactive audio, video or data communications; but

(b)	not including phone or fax consultations;

(14)	orthotic and prosthetic devices (including devices to restore speech after a laryngectomy);

(15)	diabetic daycare self-management education programs; and

(16)	treatment of jaw joint disorders (including dental and medically necessary surgical procedures.

GL92-AMEND.CA	Exec-U-Care

CERTIFICATE AMENDMENT (CONTINUED)

C. Under Part VIII - CLAIM PROCEDURES, the following sections are added.

LATE PAYMENTS. If benefits are not paid by the 30th working day after the Company receives proper written proof of loss, and the required premium has been paid on the Insured Person’s behalf; then interest will be paid on the benefits:

(1)	from the calendar day next following the 30th working day;

(2)	at the rate of 10% per annum.

INFORMATION AND COMPLAINTS. To obtain information or dispute a claim, the Insured person or Employer may phone Exec-U-Care’s toll-free telephone number at (800) 552-1213. If the dispute is not resolved, California residents may also contact the Consumer Service Division of the California Department of Insurance at (800) 927-4357.

This amendment applies only to Certificates delivered to Participating Employers in the state of California. This amendment takes effect on the Policy effective date, or on the Insured Person’s effective date of coverage under the Policy; whichever is later. In all other respects, the Certificate remains the same.

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY

/s/ Robert A. Reed
Officer of the Company

OL92-AMEND.CA	Exec-U-Cure

CERTIFICATE AMENDMENT NO. 2

TO BE ATTACHED TO THE CERTIFICATE FOR GROUP POLICY NO.- 05-000199

ISSUED TO: US Bank, as Trustee of Jefferson Pilot Financial Insurance Company’s Medical Expense Reimbursement Insurance Trust

FOR CERTIFICATES DELIVERED IN CALIFORNIA

Under Part VI - MEDICAL EXPENSE REIMBURSEMENT INSURANCE, the following changes are made to the COVERED MEDICAL EXPENSES section as allowable medical care or expense, subject to the Per Occurrence Limit and Maximum Medical Benefit:

1.	Item (10) is amended to read as follows;

(10)	treatment of substance abuse, mental disorders and organic brain disorders, including:

(a)	schizophrenia and schizo-affectivc disorder;

(b)	bipolar disorder (manic-depressive illness) and major depressive disorders;

(c)	panic disorder;

(d)	obsessive-compulsive disorder;

(e)	pervasive developmental, disorders or autism;

(f)	anorexia nervosa and bulimia nervosa; and

(g)	serious emotional disturbances of a child;

A child suffering from “serious emotional disturbances of a child” means a child who (1) has one or more mental disorders as identified in the most recent edition of the Diagnostic and Statistical Manual of Mental Disorders, other than a primary substance use disorder or developmental disorder, that result in behavior inappropriate to the child’s age according to expected developmental norms; and (2) who meets the criteria in paragraph (2) of subdivision (a) of Section 5600.3 of the Welfare and Institutions Code.

2.	Item (17) is added.

(17)	medically necessary enteral formulas or special food products which are prescribed by a physician to treat phenylketonuria (PKU) to the extent that the cost of formulas or special food products exceed the cost of a normal diet. Any exclusions and limitations will not apply;

3.	Item (18) is added:

(18)	routine patient care costs related to the clinical trial if the Insured Person Or Dependent is diagnosed with cancer and is accepted into a phase I, phase II, phase III, or phase IV clinical trial for cancer; provided the treating physician recommends participation in a cancer clinical trial after determining that participation in the clinical trial has a meaningful potential to benefit the Insured Person or Dependent. The treatment shall be provided in a clinical trial that either:

(a)	involves a drug that is exempt under federal regulations from a new drug application; or

(b)	that is approved by one of the following:

(i)	one of the National Institutes of Health;

(ii)	the federal Food and Drug Administration, in the form of an investigational new drug application;

(iii)	the United States Department of Defense or

(iv)	the United States Veterans’ Administration.

GL92-AMEND.CA.2	Exec-U-Care

CERTIFICATE AMENDMENT (CONTINUED)

“Routine patient care costs” means the costs associated with the provision of health care services, including drugs, items, devices, and services that would otherwise be covered if those drugs, items, devices, and services were not provided in connection with an approved clinical trial program, including the following:

(a)	health care services typically provided absent a clinical trial;

(b)	health care services required solely for the provision of the investigational drug, Item, device, or service;

(c)	health care services required for the clinically appropriate monitoring of the investigational item or service;

(d)	health care services provided for the prevention of complications arising from the provision of the investigational drug, item, device, or service; and

(e)	health care services needed for the reasonable and necessary care arising from the provision of the investigational drug, item, device, or service, including the diagnosis or treatment of the complications.

“Routine patient care costs” does not include the costs associated with the provision of any of the following:

(a)	drugs or devices that have not been approved by the federal Food and Drug Administration and that are associated with the clinical trial;

(b)	services other than health care services, such as travel, housing, companion expenses, and other nonclinical expenses, that an insured Person or Dependent may require as a result of the treatment being provided for purposes of the clinical trial;

(c)	any item or service that is provided solely to satisfy data collection and analysis needs and that is not used in the clinical management of the patient;

(d)	health; care services which, except for the fact that they are not being provided in a clinical trial, are otherwise specifically excluded from coverage under the: Insured Person’s or Dependent’s health plan; or

(e)	health care services customarily provided by the research sponsors free of charge for any enrollee in the trial.

This amendment applies only to Certificates delivered to Participating Employers in the state of California. This amendment takes effect on the Policy effective date, on July 1, 2000 (for 1. and 2.), or January 1, 2003 (for 3.), or an the Insured Person’s effective date of coverage under the policy; whichever is later. In all other respects, the Certificate remains the same.

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY

/s/ Robert A. Reed
Officer of the Company

GL92-AMEND. CA.2	Exec-U-Care

CERTIFICATE AMENDMENT NO. 3

TO BE ATTACHED TO THE CERTIFICATE FOR GROUP POLICY NO. 05-000199

ISSUED TO: US Bank, as Trustee of Jefferson Pilot Financial Insurance Company’s Medical Expense Reimbursement Insurance Trust

FOR CERTIFICATES DELIVERED IN CALIFORNIA

Part VIII. CLAIM PROCEDURES is amended to read as follows:

VIII. CLAIM PROCEDURES

MEDICAL EXPENSE REIMBURSEMENT CLAIMS. For Medical Expense Reimbursement claims, the Insured Person is not required to send a written notice of claim or a request for claims forms to the Company. Instead, the Insured Person may submit proof of any Covered Medical Expenses to the Participating Employer on forms furnished by the Employer. This may be done:

(1)	at any time during the calendar year in which such expenses are incurred; or

(2)	within 90 days after the close of that calendar year.*

The Participating Employer will then:

(1)	verify any amounts payable for such expenses under the Base Health Plan; and

(2)	submit the verified claims to the Company at least monthly.

Any Medical Expense Reimbursement benefits will be paid as soon as the Company receives proper written proof of loss; provided the required premium has been paid on the Insured Person’s behalf.

ACCIDENTAL DEATH OR DISMEMBERMENT CLAIMS

Notice of Claim. For an accidental death or dismemberment claim, a written notice of a claim must be given within 20 days after the loss occurs or as soon as reasonably possible after that.* The notice must be sent to the Company’s Home Office. It should include:

(1)	the Insured Person’s name and address; and

(2)	the number of the Policy.

Claim Forms. When this notice of claim is received, the Company will send the Insured Person forms for filing the required proof. If the Company does not send these forms within 15 days, then the Insured person or the Insured Person’s Beneficiary (the claimant) may send the Company written proof of claim in a letter. It should state the nature, date and cause of the loss.

Proof of Claim. The Company must be given written proof of claim within 90 days after the loss occurs, or as soon as reasonably possible after that.*

Proof of claim must be provided at the claimant’s own expense. It must show the nature, date and cause of the loss. In addition to the information requested on the claim form, documentation must include the following:

(1)	A certified copy of the death certificate, for proof of death.

(2)	A copy of any police report, for proof of accidental death or dismemberment

(3)	A signed authorization for the Company to obtain more information.

(3)	Any other items the Company may reasonably require in support of the claim.

GL92-ANEND.CA-CP	Exec-U-Care

CERTIFICATE AMENDMENT

(Continued)

*EXCEPTION. Failure to give notice or furnish proof of claim within the required time period will not invalidate or reduce the claim; if it is shown that it was done:

(1)	as soon as reasonably possible; and

(2)	in no event more than one year after it was required.

These time limits will not apply while the claimant lacks legal capacity,

EXAM OR AUTOPSY. At anytime while a claim is pending, the Company may have the Insured Person examined:

(1)	by a Physician of the Company’s choice;

(2)	as often as reasonably required.

If the Insured Person fails to cooperate with an examiner or fails to take an exam, without good cause; then the Company may deny benefits, until the exam is completed. In case of death, the Company may also have an autopsy done, where it is not forbidden by law. Any such exam or autopsy will be at the Company’s expense.

TIME OF PAYMENT OF CLAIMS. Any benefits payable under the Policy will be paid immediately after the Company receives complete proof of claim and confirms liability.

TO WHOM PAYABLE. Any benefits payable for the Insured Person’s death will be paid in accord with the Beneficiary, Facility of Payment, and Settlement Options sections of the Policy. Any benefit, other than a death benefit, will be paid to the Insured Person.

NOTICE OF CLAIM DECISION. The Company will send the claimant a written notice of its claim decision. If the Company denies any part of the claim; then the written notice will explain:

(1)	the reason or the denial, under the terms of the Policy and any internal guidelines;

(2)	whether more information is needed to support the claim; and

(3)	how the claimant may request a review of the decision by the Company, or by the state Department of Insurance. It will include the address and phone number of their consumer complaint unit.

The Company will send this notice within 15 days after it receives complete proof of claim and enough information to determine liability. If reasonably possible, the Company will send it within:

(1)	30 days for a Medical Expense Reimbursement claim; or

(2)	90 days for an Accidental Death or Dismemberment claim;

after receiving the first proof of claim.

Delay Notice. If the Company needs more time to process a claim, in a special case; then an extension will be permitted. If needed, the Company will send the claimant a written delay notice.

(1)	by the 15th day after receiving the first proof of claim; and

(2)	every 30 days after that, until the claim is resolved.

The notice will explain the special circumstances which require the delay, and when a decision can be expected.

In any event, the Company must send written notice of its decision within:

(1)	45 days for a Medical Expense Reimbursement claim;

(2)	180 days for an Accidental Death or Dismemberment claim;

after receiving the first proof of claim. If the Company fails to do so; then there is a right to an immediate review, as if the claim was denied.

Exception: If the Company needs more information from the claimant to process a claim; then it must be supplied within 45 days after the Company requests it. The resulting delay will, not count towards the above time limits for claim processing.

GL92-AMEND.CA-CP	Exec-U-Care

CERTIFICATE AMENDMENT

(Continued)

REVIEW PROCEDURE. The Insured Person or Insured Person’s Beneficiary may request a claim review, within:

(1)	180 days for Medical Expense Reimbursement claim; or

(2)	60 days for an Accidental Death or Dismemberment claim;

after receiving a denial notice of such claim.

To request a review, the claimant must send the Company a written request, and any written comments or other items to support the claim. The claimant may review certain non-privileged information relating to the request for review.

Notice of Decision. The Company will review the claim and send the claimant a written notice of its decision. The notice will explain the reasons for the Company’s decision, under the terms of the Policy and any internal guidelines. If the Company upholds the denial of all or part of the claim; then the notice will also describe:

(1)	any further appeal procedures available under the policy;

(2)	the right to access relevant claim information; and

(3)	the right to request a state Insurance department review, or to bring legal action.

The notice will be sent within:

(1)	30 days for Medical Expense Reimbursement claims; or

(2)	60 days for an Accidental Death or Dismemberment claim;

after the Company receives the request for review. Or, if a special case requires more time, within 120 days for an Accidental Death or Dismemberment claim.

Delay Notice. If the Company needs more time to process an appeal, in a special case; then it will send the Insured Person a written delay notice, by the 30th day after receiving the request for review. The notice will explain:

(1)	the special circumstances which require the delay;

(2)	whether more information is needed to review the claim; and

(3)	when a decision can be expected.

Exception: If the Company needs more information from the claimant to process an appeal; than it must be supplied within 45 days after the Company requests it. The resulting delay will not count towards the above time limits for appeal processing.

INDEPENDENT MEDICAL REVIEW. An Insured Person working or residing in Califomia may be eligible for an independent Medical Review, through the California Department of Insurance (the Department); when he or she believes that:

(1)	the Company has improperly denied or reduced benefits for a Covered Medical Expense; and

(2)	the decision was based, in whole or in part, upon lack of medical necessity.

Application. The Insured Person may apply for an Independent Medical Review of a disputed decision, or a provider may do so on a patient’s behalf; when:

(1)	an Insured Person or Dependent has received urgent medical care or emergency services, or a provider’s recommendation that a proposed service is medically necessary;

(2)	the Policy’s benefits have been denied or reduced, based upon lack of medical necessity;

(3)	an appeal has been filed. in accord with the Company procedures; and

(4)	the disputed decision has been upheld or has not been resolved within 30 days; or 3 days, if the proposed service is urgent. (“Urgent” means needed to prevent severe pain, death, loss of a major bodily function; or other serious harm to the patient’s health.)

GL92-AMEND.CA-CP	Exec-u-Care

CERTIFICATE AMENDMENT

(Continued)

Application may be made to the Department, on a form supplied by the Company, within six months after:

(1)	the disputed decision is upheld: or

(2)	the above appeal period expires,

The Department will determine whether the disputed decision involves a question of medical necessity subject to Independent Medical Review. The Department will then promptly notify the parties.

Documentation. Upon receipt of the Department’s notice that an Independent Medical Review will be done, the Company will promptly forward to the review organization:

(1)	copies of any relevant medical or dental records in its possession; and

(2)	any correspondence with the parties concerning the disputed decision and its appeal.

At the same time, the Company will furnish copies of this information to the Insured Person or provider; except for any parts that are protected by law or legally privileged. The review organization may request further documentation from the parties.

Decision. Upon receipt and review of this Information, the review organization’s professional medical reviewer(s) will determine the medical necessity of the disputed service. Their decision will be based upon the patient’s specific medical condition and any of the following:

(1)	scientific evidence of the service’s efffectiveness, and the availability of other effective treatments

(2)	expert opinion and nationally recognized, generally accepted professional standards of medical practice.

Within 30 days of receipt of the application for review and supporting documents, the review organization will send the parties a written notice explaining their decision.

Claims Subject to ERISA (Employee Retirement Income Security Act of 1974). Before bringing a civil legal action under the federal labor law known as ERISA, an employee benefit plan paticipant or beneficiary must exhause available administrative remedies. Under the Policy, the claimant must first seek two administrative reviews of the adverse claim decision, in accord with this section. If an ERISA claimant brings legal action under Section 502(a) of ERISA after the required review, then the Company will waive any right to assert that he or she failed to exhause administrative remedies.

RIGHT OF RECOVERY. If benefits have been overpaid on any claim; then full reimbursement to the Company is required within 60 days. If reimbnursement is not made; then the Company has the right to:

(1)	reduce future benefits until full reimbursement is made, and

(2)	recover such overpayments from the Insured Person, or from his or her Beneficiary or estate.

Such reimbursement is required whether the overpayment is due to fraud, the Company’s error in processing a claim, or any other reason.

LEGAL ACTIONS. No legal action to recover any benefits may be brought until the 60 days after the required written proof of loss is given. No legal action may be brought more than three years after the date written proof of loss is required to be given.

COMPANY’S DISCRETIONARY AUTHORITY. Except for the functions that the Policy clearly reserves to othe Group Policyholder or Employer, the Company has the authority to:

(1)	manage the Policy and administer claims under it; and

(2)	interpret the provisions and to resolve questions arising under the Policy.

The Company’s authority includes (but is not limited to) the right to:

(1)	establish and enforce procedures for administering the Policy and claims under it;

(2)	determine Employees’ eligibility for insureance and entitlement to benefits;

(3)	determine what information the Company reasonably requires to make such decisions; and

(4)	resolve all matters when a claim review is requested.

GL92-AMEND.CA-CP	Exec-U-Care

CERTIFICATE AMENDMENT

(Continued)

Any decision the Company makes, in the exercise of its authority, shall be conclusive and binding; subject to the Insured Person’s rights to:

(1)	request a state insurance department review; or

(2)	bring legal action.

This amendment applies only to Certificates delivered to Participating Employers in the state of California. This amendment takes effect on the Policy effective date, on January 1, 2002, or in the Insured Person’s effective date of coverage under the Policy; whichever is later. In all other respects, the Certificate remains the same.

JEFFERSON PILOT FINANCIAL INSURANCE COMPANY

/s/ Robert A. Reed
Officer of the Company

GL92-AMEND.CA-CP	Exec-U-Care

CALIFORNIA LIFE AND HEALTH INSURANCE

GUARANTY ASSOCIATION ACT

SUMMARY DOCUMENT AND DISCLAIMER

Residents of California who purchase life and health insurance and annuities should know that the insurance companies licensed in this state to write these type of insurance are members of the California Life and Health Insurance Guaranty Association (“CLHIGA”). The purpose of this Association is to assure that policyholders will be protected, within limits, in the unlikely event that a member insurer becomes financially unable to meet its obligations. If this should happen, the Guaranty Association will assess its other member insurance companies for the money to pay the claims of insured persons who live in this state and, in some cases, to keep coverage in force. The valuable extra protection provided through the Association is not unlimited, as noted below, and is not a substitute for consumers’ care in selecting insurers.

The California Life and Health Insurance Guaranty Association may not provide coverage for this policy. If coverage is provided, it may be subject to substantial limitations or exclusions, and require continued residency in California. You should not rely on coverage by the Association in selecting an insurance company or in selecting an insurance policy.

Coverage is NOT provided for your policy or any portion of it that is not guaranteed by the insurer or for which you have assumed the risk, such as a variable contract sold by prospectus.

Insurance companies or their agents are required by law to give or send you this notice. However, insurance companies and their agents are prohibited by law from using the existence of the Guaranty Association to induce you to purchase any kind of insurance policy.

Policyholders with additional questions should first contact their insurer or agent or may then contact:

California Life & Health Insurance	or	Consumer Services Division
Guaranty Association		California Department of Insurance
P.O. Box 17319		300 South Spring Street
Beverly Hills, CA 90209		Los Angeles, CA 90013

Below is a brief summary of this law’s coverages, exclusions and limits. This summary does not cover all provisions of the law; nor does it in any way change anyone’s rights or obligations under the Act or the rights or obligations of the Association.

COVERAGE

Generally, individuals will be protected by the California Life and Health Insurance Guaranty Association if they live in this state and hold a life or health insurance contract, or an annuity, or if they are insured under a group insurance contract, issued by a member insurer. The beneficiaries, payees or assigneees of insured persons are protected as well, even if they live in another state.

CA NOTICE 96	P/C-L,A&H

EXCLUSIONS FROM COVERAGE

However, persons holding such policies are not protected by this Guaranty Association if:

•	Their insurer was not authorized to do business in this state when it issued the policy or contract;

•	Their policy was issued by a health care service plan (HMO, Blue Cross, Blue Shield), a charitable organization, a fraternal benefit society, a mandatory state pooling plan, a. mutual assessment company, an insurance exchange, or a grants and annuities society;

•	They are eligible for protection under the laws of another state. This may occur when the insolvent insurer was incorporated in another state whose guaranty association protects insureds who live outside that state.

The Guaranty Association also does not provide coverage for:

•	Unallocated annuity contracts; that is, contracts which are not issued to and owned by an individual and which guarantee rights to group contractholders, not individuals;

•	Employer and association plans, to the extent they are self-funded or uninsured;

•	Any policy or portion of a policy which is not guaranteed by the insurer or for which the individual has assumed the risk, such as a variable contract sold by prospectus;

•	Any policy of reinsurance unless an assumption certificate was issued;

•	Interest rate yields that exceed an average rate;

•	Any portion of a contract that provides dividends or experience rating credits.

LIMITS ON AMOUNT OF COVERAGE

The Act limits the Association to pay as follows:

LIFE AND ANNUITY BENEFITS

•	80% of what the life insurance company would owe under a life policy or annuity contract up to:

•	$100,000 in cash surrender values;

•	$100,000 in present value of annuities; or

•	$250,000 in life insurance death benefits.

•	A maximum of $150,000 for any one insured life no matter how many policies and contracts there were with the same company, even if the policies provided different types of coverages.

HEALTH BENEFITS

•	A maximum of $200,000 of the contractual obligations that the health insurance company would owe were it not insolvent. The maximum may increase or decrease annually based upon changes in the health care cost component of the consumer price index.

PREMIUM SURCHARGE

Member insurers are required to recoup assesments paid to the Association by way of a surcharge on premiums charged for health insurance policies to which the Act applies.

CA NOTICE 96	P/C-L,A&H

[GRAPHIC OF EXEC-U-CARE® SUPPLEMENTAL REIMBURSEMENT INSURANCE COVER APPEARS HERE]

I - DEFINITIONS

BASE HEALTH PLAN means the Participating Employer’s major medical plan, which is not a part of the plan provided by the Policy. The Base Health Plan may be an insured, self-insured or service plan; but it must provide at least the following hospital and medical benefits:

(1)	$250,000 lifetime maximum per person; subject to:

(a)	an annual deductible not to exceed $1,000 per person; and

(b)	copayments not to exceed 20% of the first $10,000 of covered expenses beyond deductible incurred by each person each plan year;

If a PPO (preferred provider organization) option is included, copaymcnts may not exceed 20% of that amount for covered expenses incurred within the PPO network, or 40% of that amount for covered expenses incurred outside the PPO network.

(2)	coverage of the full cost of semi-private hospital room and board, intensive care and extended care;

(3)	coverage of the usual, customary and reasonable charges for professional services and supplies, including (but not limited to):

(a)	physician’s or surgeou’a services, nursing care and physiotherapy;

(b)	prescription drugs and medicines; and

(c)	x-ray, laboratrary and ambulance services; and

(4)	any other cove required by federal law and by the state laws which apply where the Participating Employer’s Certificates are delivered.

For Insured Persons and Dependents who are eligible for Medicare, the Base Health Plan may also consist of coverage under Medicare Parts A and B; plus a Medicare Supplement Insurance Policy which meets the minimum state requirements for such plans.

Unless requested otherwise on the Employer’s Participation Agreement, the Base Health Plan:

(1)	must remain in effect throughout the period the Participating Employer’s Policy coverage is in effect; and

(2)	must cover each Insured Person and Dependent throughout his or her period of Policy coverage.

If a claimant is not covered by a Base Health Plan when Covered Medical Expenses are incurred, Policy coverage will remain in effect; but benefits will be determined as if he or she was covered for the minimum benefits shown above.

COMPANY means Jefferson Pilot Financial Insurance Company, a Nebraska corporation, Office address is 8801 Indian Hills Drive, Omaha, Nebraska 68114-4066.

DEPENDENT means a person who:

(1)	is covered as a dependent under the Base Health Plan; unless requested otherwise on the Employer’s Participation Agreement; and

(2)	is the Insured Person’s:

(a)	lawful spouse;

(b)	unmarried child under the age 19;

(c)	unmarried child under age 25, who is a full-time student at an accredited educational institution; or

(d)	unmarried child who, since age 19, has been unable to earn a living due to a mental or physical handicap;

As used above, the term “child” includes the Insured Person’s:

(1)	natural born child;

(2)	legally adopted child; or a child the Insured Person intends to adopt;

(a)	from the date of placement in his or her home for an agency adoption; or

(b)	from any later date the adoption petition is filed for a private adoption; or

(3)	step child or foster child, who resides in the Insured Person’s household and is chiefly dependent upon him or her for support.

In addition, the term “Dependent” includes any child whose medical care is the Insured Person’s responsibility, pursuant to a divorce decree or other court order.

GL92	-1-

GROUP POLICYHOLDER means the person, partnership, corporation, or trust which is shown on the Face Page of the Policy,

INSURANCE MONTH means that period of time which:

(1)	begins on the first day of the calendar month at 12.01 A.M., standard time, at the Participating Employer’s main place of business; and

(2)	ends on the last day of the same month at 12:00 midnight at the same place.

INSURED PERSON means an employee of the Participating Employer:

(1)	who is regularly scheduled to work at least 25 hours per week;

(2)	who bas been named by the Participating Employer as eligible for Policy coverage;

(3)	who has completed an enrollment card provided by the Company;

(4)	for whom premiums for Policy coverage are being paid; and

(5)	who is covered under a Base Health Plan; unless requested otherwise on the Employer’s Participation Agreement.

If requested on the Employer’s Participation Agreement, the term “Insured Person” may also include:

(1)	a Participating Employer’s retired employee;

(2)	an Insured Person’s surviving spouse who is not remarried; or

(3)	a member of a Participating Employer’s board of directors.

Such persons must meet parts (1) through (4) above; but their Base Health Plan may consist of coverage under Medicare Parts A and B, plus a Medicare Supplement Insurance Policy.

LOSS OF A MEMBER means Loss of Hand or Foot, or Loss of an Eye.

LOSS OF HAND OR FOOT means complete severance through or above the wrist or ankle joint. (In South Carolina, “Loss of Hand” can also mean the loss of four whole fingers from one hand.)

LOSS OF AN EYE means total and irrevocable loss of sight in that eye.

LOSS OF THUMB AND INDEX FINGER means severance of the thumb and index finger of the same hand, through or above the joint closest to the wrist. (In California, it can also mean loss by complete severance of at least one whole phalanx of each.)

PARTICIPATING EMPLOYER or EMPLOYER means an employer who has been accepted and approved by the Company for participation in the plan of coverage provided by the Policy.

PLAN YEAR means:

(1)	that calendar year during which the Employer’s coverage first takes effect; and

(2)	each subsequent calendar year after that.

PHYSICIAN means a licensed physician, surgeon or other medical practitioner who:

(1)	must be recognized as a physidan for insurance purposes under the state laws which apply where the Employer’s Certificates are delivered; and

(2)	is acting within the scope of his or her license.

The term “Physician” does not include:

(1)	the Insured Person;

(2)	the Insured Person’s spouse, parent, child or sibling; or

(3)	anyone related to the Insured Person’s spouse by the same degree.

POLICY means the Group Accident and Medical Expense Reimbursement Insurance Policy issued by the Company to the Group Policyholder.

GL92	-2-

II - GENERAL PROVISIONS

ENTIRE CONTRACT. The entire contract between the parties consists of:

(1)	the Policy and the Group Policyholder’s application attached to it;

(2)	the Participating Employers’ Participation Agreements; and

(3)	the Instated Persons’ enrollment cards, if any.

All statements made by the Group Policyholder, by the Participating Employers, and by Insured Persons are representations and not warranties. No statement made by an Insured Person will be used to contest the coverage provided by the Policy, unless a copy of the statement is furnished to:

(1)	the Insured Person with the Group Certificate; or

(2)	the Insured Person’s Beneficiary.

Only an Officer of the Company may change the Policy or extend the time for payment of any premium. No change will be valid unless made in writing and signed by an Officer of the Company. Any change so made will be binding on all persons referred to in the Policy.

INCONTESTABILITY. Except for the non-payment of premiums, the Company may not contest the validity of the Policy as to any Insured Person, after coverage has been in force for that person for two years during his or her lifetime. No statement made by an Insured Person will be used to contest the validity of the Policy; unless the statement is contained in a written application signed by the Insured Person.

INFORMATION TO BE FURNISHED. The Group Policyholder and Participating Employers may be required to furnish information needed to administer the Policy. Clerical error by the Group Policyholder or a Participating Employer:

(1)	will not effect insurance which otherwise would be in effect; and

(2)	will not continue insurance which otherwise would be terminated.

Once an error is discovered, an equitable adjustment in premium will be made. If a premium adjustment involves the retun of unearned premium, the amount of the refund will be limited to the 12 month period prior to the date the Company receives proof such an adjustment should be made. The Company may inspect any of the Group Policyholder’s and Participating Employers’ records which relate to the Policy.

MISSTATEMENT OF AGE. If an Insured Person’s age has been misstated, premiums will be subject to an equitable adjustment. If the amount of benefit depends upon age, the benefit will be the amount which would have been payable based upon the person’s correct age.

CERTIFICATES. The Participating Employer will be furnished individual Certificates for delivery to each Insured Person. These Certificates summarize the benefits provided by the Policy. If there is a conflict between the Policy and the Certificate, the Policy will control.

NON-PARTICIPATION. The Policy does not participate in the Company’s profits or surplus.

ASSIGNMENT. The insurance and benefits provided under the Policy many not be assigned.

CONFORMITY WITH STATE STATUTES. If any provision of the Policy conflicts with any applicable state law, then the provision will be deemed to conform to the minimum requirements of the law.

WORKER’S COMPENSATION. The Policy is not to be construed to provide benefits required by Worker’s Compensation laws.

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III - PARTICIPATING EMPLOYERS

A Participating Employer has no rights under the Policy; except as provided in this Section. The Participating Employer will be liable for all acrued premiums payable for any of its employees and their Dependants who are insured under the Policy.

EMPLOYER’S EFFECTIVE DATE. The Participating Employer’s Effective Date of participation under the Policy will be the latest of:

(1)	the date the Policy is issued;

(2)	the first day of the Insurance Month after the Company approves the employer’s Participation Agreement; or

(3)	any other date agreed upon by the Company and the Participating Employer.

EMPLOYER TERMINATION. A Participating Employer’s participation under the Policy ends on the earliest of the following dates:

(1)	the date the Participating Employer suspends active business operations; is placed in bankruptcy or receivership; dissolves, merges or otherwise alters its existence;

(2)	the date she Participating Employer is excluded from coverage by amendment or termination of the policy;

(3)	the end of the Insurance Month in which the Company receives the Participating Employer’s written request to cease participation; or

(4)	the end of the last Insurance Month for which premium is paid.

On the day participation ends, Policy coverage will terminate for all of the Participating Employer’s employees and their Dependents. After participation ends, the employer may not become a Participating Employer again; until the Company re-approves it as such.

IV - POLICY TERMINATION

GRACE PERIOD. A grace period of 60 days from the due date will be allowed for the payment of each premium after the first. If any quarterly premium remains unpaid through the last day of the grace period; then Policy coverage will terminate automatically, on the day the grace period ends. The Participating Employer will remain liable for premium for the period Policy coverage remains in effect during the grace period.

POLICY TERMINATION. Until the premium rate has been in effect for at least 12 months, the Company may terminate the Policy coverage on any premium due date; but only if:

(1)	the Participating Employer suspends active business operations; is placed in bankruptcy or receivership, dissolves, merges or otherwise alters its existence;

(2)	there are fewer than 100 Insured Persons covered under the Policy;

(3)	there is a change in state or fedetal law affecting the terms of the Policy; or

(4)	the Participating Employer without good cause, fails to perform its duties relating to the Policy or to promptly furnish any information the Company may reasonably require.

To do so, the Company must give the Group Policyholder and Participating Employers at least 31 days’ prior written notice of its intent to terminate the Policy.

EFFECT OF POLICY TERMINATION. On the date the Policy ends, Policy coverage will terminate for all of the Employer’s employees and their Dependents. The Employer cannot become a Participating Employer again, until the company reapproves it as such.

NOTICE TO INSURED PERSONS. The Employer shall forward the notice of cancellation, nonrenewal or expiration of the Policy to each Insured Person, as soon as reasonably possible.

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V - INSURED PERSONS AND DEPENDENTS

ELIGIBILITY AND EFFECTIVE DATES. An employee becomes eligible for Policy coverage on the later of:

(1)	the date his or her employer becomes a Participating Employer; or

(2)	the first day of the month following the date the employee first meets the definition of Insured Person shown in Section I.

An employee’s coverage takes effect on the date he or she becomes eligible. A Dependent’s coverage takes effect on the later of:

(1)	the date the Inured Person’s coverage takes effect; or

(2)	the date he or she first meets the definition of an eligible Dependent shown in Section I.

INDIVIDUAL TERMINATION. An Insured Person’s coverage will end on the earliest of:

(1)	the date the Policy terminates;

(2)	the date his or her employer is no longer a Participating Employer;

(3)	the last day of the Insurance Month in which the Insured Person requests to cancel the insurance;

(4)	the last day of the Insurance Month for which the last premium is paid for the insurance;

(5)	the date he or she is no longer an eligible Insured Person as defined in Section 1;

(6)	the date the Insured person enters the Armed Forces of any state or country on active duty; except for duty of 30 days or less for training in the Reserves or National Guard. (The Company will refund any unearned premium upon receipt of proof of military service); or

(7)	the date the Insured Person’s employment with the Participating Employer ends; except when:

(a)	the Insured Person is entitled to a Continuation provided below; or

(b)	the Participating Employer has elected to cover the Insured Person as a retired employee, surviving spouse or member of its board of directors.

If an Insured Person is covered as a retired employee, surviving spouse or member of the Participating Employer’s board of directors; then that person’s Accidental Death and Dismemberment Insurance will end on his or her 65th birthday.

A Dependent’s coverage will end on the earliest of:

(1)	the date the Insured Person’s insurance ends;

(2)	the date he or she is no longer an eligible Dependent as defined in Section I; or

(3)	the date the Dependent enters the Armed Forces of any state or country on active duty, except for duty of 30 days or less for training in the Reserves or National Guard. (The Company will refund any unearned premium upon receipt of proof of military service.)

CONTINUATION. Ceasing active work results in termination of eligibility; but coverage may be continued as follows:

(1)	If the Insured Person is disabled due to illness or injury; then insurance may be continued during the disability resulting from that condition.

(2}	If the Insured Person is on a temporary layoff or an approved leave of absence; then insurance may be continued for three Insurance Months following the month in which the layoff began.

(3)	If the Insured Person or Dependent is entitled to continue coverage in accord with any federal or state law, which. applies where the Participating Employer’s Certificates are delivered; then insurance may be continued for the period required by law.

Throughout any period of continued coverage, the employer must remain a Participating Employer; and premium payments must be made on the person’s behalf.

INDIVIDUAL REINSTATEMENT. An Insured Person who returns to work within 12 months after insurance ends will again be eligible for Policy coverage on the date of return to active work; provided:

(l)	the employer remains a Participating Employer;

(2)	the employee meets the definition of an Insured Person; and

(3)	premium payments are resumed on his or her behalf.

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V1 - MEDICAL EXPENSE REIMBURSEMENT INSURANCE

BENEFITS. If an Insured Person or Dependent incurs Covered Medical Expenses, during the Participating Employer’s Plan Year; then the Company will pay benefits equal to the amount of such expenses incurred to excess of the Deductible. Benefits will not exceed:

(1)	the Per Occurrence Limit for Covered Medical Expenses incurred as a result of any one condition or period of confinement during any calendar year; or

(2)	the Maximum Medical Benefit for Covered Medical Expenses incurred by the Insured person and any Dependants combined during any calendar year.

The Per Occurrence Limit and Maximum Medical Benefit are shown in the Schedule of Benefits on the face page.

PER OCCURRENCE LIMIT. Covered Medical Expenses incurred by the same Insured Person or Dependent during any one calendar year will be subject to the Per Occurrence Limit, if such expenses result from:

(1)	the same or related condition, illness or injury. Treatment of all injuries sustained by any one Insured Person or Dependent, as a result of the same accident, will be considered one occurrence.

(2)	the same or related. surgical procedures. Two or more surgical procedures will be considered one occurrence if performed bilaterally, on two or more phalanges, or in the same orifice or operative field; unless the procedures are performed during separate operative sessions and are due to unrelated conditions.

(3)	the same period of confinement in a hospital, ski11ed nursing care facility or other health care facility. Two or more confinements will be considered parts of the same period of confinement, whether they are in the same or different health care facilities; unless they are separated by at least 30 consecutive days without confinement.

(4)	the same course of dental treatment. A course of dental treatment is a series of dental or orthodontic services prescribed by a dentist to correct a specific dental condition. It will be considered one occurrence; regardless of the number of teeth, quadrants, procedures, prothodontics, sessions of adjustments involved.

COVERED MEDICAL EXPENSES. Covered Medical Expenses include reasonable expenses for necessary medical care which:

(1)	are allowed as a medical deduction by Section 213 of the U.S. Internal Revenue Code of 1954, as amended;

(2)	are incurred for the Insured Person’s or Dependent’s medical care;

(3)	are the Insured Person’s legal obligation to pay; and

(4)	are not payable under the Base Health Plan.

Such medical care or expense may include (but is not limited to):

(1)	hospital, medical and surgical services to diagnose of treat an illness or injury;

(2)	routine physical exams, routine laboratory tests and preventive inoculations;

(3)	dental work, prescription drugs and medical equipment;

(4)	the fitting cost of hearing aids, eyeglasses and contact lenses;

(5)	transportation that is primarily for and essential to medical care; and

(6)	premiums, contributions, subscriber or capacitation fees an Insured Person pays for:

(a)	the Participating Employer’s Base Health Plan (or Medicare and a Medicare Supplement Insurance Policy); and

(b)	any dental, vision or prescription drug plan provided by that Employer.

Covered Medical Expenses will not exceed the usual and customary charge. This is the amount charged by most other Physicians or health care practitioners with similar training and experience, within the same geographic area, for a comparable service. That “area” may be a city, metropolitan area, county or greater area; as needed to identify a cross section of providers of the same or similar service. For expense incurred outside the United States, the Usual and Customary Charge will be the amount allowed for that service, if performed in the Company’s domicile in Omaha, Nebraska.

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DEDUCTIBLE. The Deductible is any amount of benefits payable to the Insured Person or Dependent for the same medical care under:

(1)	the Base Health Plan;

(2)	any other self insured health plan or group health, dental, vision or prescription drug policy; or

(3)	worker’s compensation, Medicare or other government program.

If a claimant is not covered by a Base Health Plan when Covered Medical Expenses are incurred; then the Deductible will be determined as if he or she was covered for the minimum benefits shown in Section I.

EXCLUSIONS AND LIMITATIONS. Covered Medical Expenses do not include charges:

(1)	which are in excess of the usual, and customary charge for that service.

(2)	for services or supplies which:

(a)	are not recommended, approved or certified as medically necessary by a Physician;

(b)	are provided by a Physician or other health care practitioner who is the Insured Person; his or her spouse, parent, child or sibling; or anyone related to the Insured Person’s spouse by the same degree; or

(c)	are beyond the scope of the Physician’s, health care practitioner’s or facility’s license; or are illegal where they were provided.

(3)	for any cosmetic surgical procedures, cosmetic dental procedure, or drug or medicine prescribed for cosmetic use; except to restore function or repair a disfigurement resulting from:

(a)	a congenital birth defect; or

(b)	an injury, disease or its surgical treatment (such as reconstruction after removal of a malignancy).

Cosmetic surgical procedure include (but are not limited to):

(a)	face lifts, dermabrasion, chemical peels and collagen injections;

(b)	voluntary radial kerototomy, blepharoplasty, rhinoplasty, or otoplasty;

(c)	liposuction, breast augmentatation or reduction; and

(d)	hair transplants and electrolysis.

Cosmetic dental procedures include (but are not limited to) tooth bleaching, facings on crowns or pontics distal to the second bicuspid, and characterization of dentures.

Drugs or medicines prescribed for cosmetic use include (but are not limited to) wrinkle treatments and hair growth stimulants.

(4)	for the following services or expenses, whether or not they are prescribed or recommended by a physician;

(a)	weight loss or smoking cessation programs or medications, when provided for general health;

(b)	physical therapy, massage therapy, hydrotherapy, or steam baths; when provided for general health or to relieve discomfort, rather than for a specific medical condition;

(c)	nonprescription drugs or medicines (except insulin);

(d)	vitamins, minerals, enzymes, herbal or homeopathic preparations, special foods or dietary supplements; which:

(i)	can be obtained without a Physician’s written prescription; or

(ii)	have an over-the-counter equivalent;

(e)	non-nursing services provided by a personal attendant, companion or housekeeper;

(f)	travel, lodging or meals while vacationing at a health spa, resort, camp or retreat;

(g)	health club, athletic association or country club membership or dues; or

(h)	any other service or expense not allowed as a medical deduction. by Section 213 of the U.S. Internal Revenue Code, as amended.

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(5)	for modification of the Insured Person’s home, yard, motor vehicle or workplace; or the purchase or rental of nonmedical equipment, such as:

(a)	an air conditioner, humidifier or purifier:

(b)	exercise, sports or motorized transportation equipment;

(c)	a ramp, lift, escalator or elevator; or

(d)	a sun or heat lamp, whirlpool bath, hot tub, sauna or swimming pool;

(6)	for transportation which is not primarily for and essential to medical care;

(7)	for premiums, contributions, or fees an Insured Person pays for the cost of:

(a)	any disability income Insurance;

(b)	any accidental death and dismemberment insurance; or

(c)	any health care plan; except for the Base Health Plan (or Medicare and a Medicare Supplement Insurance Policy) and any dental, vision or prescription drug plan provided by the Employer;

(8)	for medical treatment provided by a health care facility or practitioner which:

(a)	does not charge the Insured Person for the services; or

(b)	does not normally charge for such services in the absence of insurance;

(9)	for services which are provided by or reimbursable under Worker’s Compensation, Medicare or any other government program (except Medicaid); or

(10)	in connection with any sickness contracted or injury sustained:

(a)	during active duty or training in the armed forces, Reserves or National Guard of any state or country; or

(b)	as a result of war, whether declared or undeclared; any act of war; or resistance to armed invasion or aggression.

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VII. ACCIDENTAL DEATH AND DISMEMBERMENT INSURANCE

DEATH OR DISMEMBERMENT BENEFIT. The Company will pay the benefit listed below, if.:

(1)	an Insured Person sustains an Injury while insured under the Policy; and

(2)	the Injury directly causes one of the following Covered Losses within 365 days after the date of the accident.

The loss must result directly from the injury and from no other causes.

TABLE OF COVERED LOSSES	BENEFIT
Loss of Life	Principal Sum
Loss of One Member (Hand, Foot or Eye)	1/2 Principal Sum
Loss of Two or More Members	Principal Sum
Loss of Thumb and Index Finger	1/4 Principal Sum

The Principal Sum is shown in the Schedule of Insurance. If an Insured Person sustains more than one loss resulting from the same accident, the benefit will be the one largest amount listed. Benefits will not exceed the Principal Sum for all of his or her losses combined.

TO WHOM PAYABLE. Benefits for the Insured Person’s loss of life will be paid in accord with the Beneficiary section. Any other benefits will be paid to the Insured Person.

EXCLUSIONS. Accidental Death and Dismemberment Insurance benefits will not be paid for Loss resulting from:

(1)	intentionally self-inflicted injury or attempted injury, while sane or insane;

(2)	sickness, disease or bodily infirmity; except for:

(a)	bacterial infection resulting from an accidental cut or wound; or

(b)	the accidental ingestion of a poisonous food substance;

(3)	medical or surgical treatment; except when it is for a covered injury;

(4)	the Insured Person’s voluntary participation in a riot, insurrection or the commission of a felony;

(5)	war or any act of war, whether declared or undeclared; or any injury which occurs during active duty or training in the armed forces, Reserves or National Guard of any state or country;

(6)	travel or flight in any aircraft; except as a fare-paying passenger on a regularly scheduled flight with a licensed commercial airline;

(7)	the Insured Person’s taking part in any aeronautical sport, ballooning, hang gliding or parachute jumping except when a parachute jump is made to preserve his or her life;

(8)	the Insured Person’s driving a motor vehicle while intoxicated, impaired or under the influence of drugs:

(a)	as defined by the jurisdiction where the accident occurs;

(b)	whether or not the driver is convicted of the offense.

However, this Part 8 will not apply when drugs are taken as prescribed by a Physician.

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VIII. CLAIM PROCEDURES

MEDICAL EXPENSE REIMBURSEMENT CLAIMS. For Medical Expense Reimbursement claims, the Insured Person is not required to send a written notice of claim or a request for claims forms to the Company. Instead, the Insured Person may submit proof of any Covered Medical Expenses to the participating Employer on forms furnished by the employer. This may be done:

(1)	at any time during the calendar year in which such expenses are incurred; or

(2)	within 90 days after the close of that calendar year. (Exceptions for late proof will be made only as provided below.)

The Participating Employer will then:

(1)	verify any amounts payable for such expenses under the Base Health Plan; and

(2)	submit the verified claims to the Company at least monthly.

Any Medical Expense Reimbursement benefits will be paid as soon as the company receives proper written proof of loss; provided the required premium has been paid on the Insured Person’s behalf.

ACCIDENTAL DEATH OR DISMEMBERMENT CLAIMS. For an accidental death or dismemberment claim, a written notice of a claim must be given within 20 days after the loss occurs. The notice must be sent to the Company’s Home Office. It should include:

(1)	the Insured Person’s name and address; and

(2)	the number of the Policy.

When this notice of claim is received, the Company will send the Insured Person forms for filing the required proof. If the Insured Person does not receive these forms within 15 days; then the proof of loss requirement may be met by giving the Company a written statement of the nature and extent of the loss, within, the required time period.

For an accidental death or dismemberment claim, the Company must be given written proof of loss within 90 days after the loss occurs. (Exceptions for late proof will be made only as provided below.) Any benefits payable for accidental death or dismemberment will be paid as soon as the Company receives proper written proof of loss.

EXCEPTIONS FOR LATE PROOF. If it was not reasonably possible to give written proof in the time required, the claim will not be reduced or denied solely for this reason; provided proof is filed as soon as reasonably possible. In any event, proof of loss must be given no later than one year from such time; unless the Insured Person was legally Incapacitated.

LEGAL ACTIONS. No legal action to recover any benefits may be brought until the 60 days after the required written proof of loss is given. No legal action may be brought more than three years after the date written proof of loss is required to be given.

PHYSICAL EXAMINATIONS. The Company, at its expense, may:

(1)	have an Insured Person examined, as often as reasonably necessary, while any claim is pending; and

(2)	have an autopsy made , where allowed by law, if a claim for death benefits is made.

RIGHT OF RECOVERY. If benefits are overpaid on any claim, full reimbursement is required:

(1)	within 60 days after the Company requests reimbursement;

(2)	whether the overpayment is due to fraud, misrepresentation, the Company’s error in processing a claim, or any other reason.

If reimbursement is not made, the Company has the right to reduce future benefits until full reimbursement is made; or to recover such overpayments from the Insured Person or his or her estate.

COMPANY’S DISCRETIONARY AUTHORITY. Except for those functions which the Policy specifically reserves to the Group Policyholder or Participating Employer, the Company has the authority to manage the Policy, administer claims, interpret its provisions and resolve questions arising under it. The Company’s authority includes the right to.

(1)	establish administrative procedures, determine eligibility and resolve claims questions; and

(2)	determine what information, it reasonably requires to make such decisions.

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IX. BENEFICIARY

PAYMENTS TO BENEFICIARY. At the death of an Insured Person, any amount payable as a result of his of her death will be paid to the payment named Beneficiary who survives the insured person. If no named Beneficiary survives the Insured Person, payment will be made:

(1)	to the Insured Person’s estate; or

(2)	in accord with the Facility of Payment section.

The right of a Beneficiary to receive any such amount is subject to the Facility of payment section of the Policy.

If the Inured Person’s Beneficiary dies:

(1)	within 15 days of the Insured Person’s death; and

(2)	before the Company receives satisfactory proof of the insured Person’s death;

payment will be made as if the Insured Person had survived the Beneficiary; unless the other provisions have been made.

NAMING THE BENIFICIARY. An Insured Person’s Beneficiary will be as shown on his or her enrollment card; unless changed. If the Policy replaces a group policy providing similar covers then an insured Person’s Beneficiary named under the prior policy will be the Beneficiary under the Policy, until changed.

CHANGING THE BENEFICIARY. Only the Insured Person (or his or her assignee) may change the Beneficiary. A new Beneficiary may be named by filing a written, notice of the change with the Company at its Home Office. The change will be effective as of the date it was signed; subject to any action taken by the Company before it received notice of the change.

X. FACILITY OF PAYMENT

If any benefit under the Policy becomes payable to an Insured Person’s estate, a minor, or any person who (in the Company’s opinion) is not competent to give a valid release; then the Company, at its option, may make Payment to any one or more of the following.

(1)	a person who has assumed the care and support of the Insured Person or Beneficiary;

(2)	a Person who has incurred expense as a result of the Insured Person’s last illness or death;

(3)	the personal representative of the Insured Person’s estate; or

(4)	any person related by blood or marriage to the Insured Person.

No Payment made as provided above may exceed $1,000; or the amount permitted by state law, if less. A payment made in good faith under this Section will discharge the Company to the extent of that payment. Any unpaid balance will be paid to the Insured persons’ estate; or to the Insured Person’s Beneficiary upon attaining the age of majority; or becoming competent to give a valid release.

XI. SETTLEMENT OPTIONS

All or part of any death or dismemberment benefit may be received in installments, by making written election to the Company. Such election may be made:

(1)	by the Insured Person, while living; or

(2)	by the person who is to receive payment, if no such election is in effect at the time of the Insured Person’s death.

Any such election must comply with the Company’s practices at the time it is made. The amount applied under a settlement option must be at least $2,000. It must be sufficient to provide a payment of at least $20 per month.

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